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                                                                    Exhibit 3(b)





                           CERTIFICATE OF ELIMINATION

                                       of

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       of

                           NEWMONT MINING CORPORATION

                         (Pursuant to Section 151 of the
                       Delaware General Corporation Law)

                                 -------------


         1. Newmont Mining Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to the provisions of
Section 151(g) of the General Corporation Law acting by written consent on August 31, 2000:

         RESOLVED, that no shares of the Corporation's Series A Junior Participating Preferred Stock, the relative rights, preferences and limitations of which were re-filed on May 15, 2000 in a restatement of the Corporation's Certificate of Incorporation (the "Former Preferred Stock") are outstanding, and it is anticipated that no shares of the Former Preferred Stock will be issued subject to such prior designation, and further

         RESOLVED, that unless shares of Former Preferred Stock have been issued, upon expiration of the 1990 Agreement on September 11, 2000, or as soon as practicable thereafter, the officers of the Corporation are, and each of them is, directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth this resolution and the immediately preceding resolution in order to eliminate from the Corporation's Certificate of Incorporation all matters set forth in the certificate of designations with respect to the Former Preferred Stock.

         2. Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Restated Certificate of Incorporation of the Corporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.
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                  IN WITNESS WHEREOF, the Corporation has caused this
certificate to be signed by Timothy J. Schmitt, its Vice President and Secretary, this 11th day of September, 2000.



                                       NEWMONT MINING CORPORATION



                                       By: /s/ Timothy J. Schmitt
                                           ----------------------
                                           Name:  Timothy J. Schmitt
                                           Title:  Vice President and Secretary